Exhibit 99.1

PHOENIX—(BW HealthWire)—Nov. 29, 2001—NZ Corporation (AMEX: NZ – news) and Lipid Sciences, Inc. today announced the closing of the previously announced merger of the two companies. The combined company will now be known as Lipid Sciences, Inc. Lipid Sciences has been approved for trading on Nasdaq NMS and will begin trading Friday, November 30, 2001 under the symbol LIPD, and will cease trading under the symbol NZ on the American Stock Exchange as of Thursday, November 29, 2001.

NZ Stockholders’ Potential Right to Receive Additional Shares

Each NZ stockholder as of the day immediately prior to the effective date of the merger may qualify to receive additional shares of Lipid Sciences common stock. To qualify to receive additional shares, an NZ stockholder must, within 60 days following the effective time of the merger, take action to become the direct registered owner of his, her or its shares of surviving corporation common stock. “Street name” holders will not be eligible to receive the right to purchase additional shares.

As soon as practicable following the 60th day following the merger, Lipid will issue to each NZ stockholder who has perfected the right to receive additional shares, certificates evidencing one right for each share of NZ common stock held by that stockholder. The rights will not be transferable or assignable, and the registered holder of such rights will forfeit the number of rights equal to the number of shares of NZ common stock sold or otherwise transferred by such holder during the two-year holding period after the merger. Any right that is forfeited as a result of a transfer of the stock relating to that right during the holding period will be worthless.

Additional shares of Lipid Sciences common stock issued to rights holders will be issued following the holding period, if, during the holding period, (i) the average closing price per share of surviving corporation common stock over any 20 consecutive trading days does not equal or exceed $12.00 per share, or (ii) the total volume of the shares of surviving corporation common stock during such 20-day period does not equal or exceed 1,500,000 shares.

Additional information concerning the rights is available in the Prospectus/Proxy Statement relating to the Merger filed with the SEC on November 9, 2001, or from the Company, upon request.

Lipid Sciences is a medical technology company with patented technology that has shown the ability to reverse atherosclerosis in animals. The technology has also shown the ability to inactivate certain lipid-enveloped viruses. Lipid-enveloped viruses that may be treatable by the technology include HIV, and Hepatitis B and C. Lipid Sciences expects to begin clinical safety trials in humans during the first quarter of 2002.

NZ is a real estate investor and owner, and short-term commercial real estate lender. Through its wholly owned subsidiary, Bridge Financial Corporation, NZ acts as a direct lender in providing time sensitive, short-term real estate loans in the southwestern states and California. As explained in previous press releases, NZ has been actively evaluating its assets as part of its corporate strategy to explore other opportunities.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from these statements. A further list and description of risks, uncertainties and other factors can be found in NZ’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form S-4. Copies of the Form 10-K or Form S-4 are available on request from NZ. The companies disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NZ has filed a definitive joint proxy statement/prospectus on Form S-4 on November 9, 2001, and other documents regarding the merger described in this press release with the Securities and Exchange Commission. Investors and security holders are urged to read the definitive joint proxy statement/prospectus for additional information regarding the rights described above. The foregoing summary is qualified in its entirety by the description of the rights in the definitive joint proxy statement/prospectus. Security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other documents filed by NZ with the SEC at the SEC’s web site at www.sec.gov or from NZ by contacting NZ Corporation, Attn: Corporate Secretary, 333 N. 44th Street, Suite 420, Phoenix, Arizona, 85008 or from Lipid Sciences by contacting Lipid Sciences, Inc., Attn: Corporate Secretary, 7068 Koll Center Parkway, Suite 401, Pleasanton, California, 94566.

Contact:

     Lipid Sciences, Inc.

     Barry D. Michaels, 925/249-4000
     www.lipidsciences.com

        or

     Lippert/Heilshorn & Associates Inc.

     Bruce Voss, 310/691-7100
     Bvoss@lhai.com
     www.lhai.com